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istreamtv.com
Attention:  Chip  Ruhnke,  President
135  W  20th  St.,  Suite  401
New  York,  NY  10011

July  26,  2000

RE: Worldwide Broadcast Network (wwbc.net) / istreamtv.com Co-Operative Marketing Partnership

By way of background information we confirm that istreamtv.com is a privately held company based in New York, New York, and provides encoding services and develops streaming media content delivery technologies for content providers, Internet Service Providers (ISPs), Web hosts, Internet broadcasters, corporate enterprises, and other content developers and distributors.

The Worldwide Broadcast Network is a publicly held company with offices in Vacouver, Canada and Seattle, Washington and operates a streaming-media content portal on the Internet. The portal website (http://wwbc.net) contains over 3,000 Regional Content Providers and offers a gateway to a network of branded content subsidiaries.

Under the terms of the Co-operative Marketing Partnership, wwbc.net and istreamtv.com will collectively undertake the following:

1. Report the partnership and/or the reciprocal partners products and services in the Parties respective corporate collateral and news letters if applicable;

2. Endeavor to inform and refer content providers of the value-added services offered by the Parties in the following manner. wwbc.net will refer interested content providers to istreamtv.com for the purposes of introducing and potentially selling broadcasting services and products. istreamtv.com will inform content providers of the wwbc.net Affiliate Program and will refer interested content providers to the wwbc.net portal website for online registration at http://affiliate.wwbc.net .

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3.  Reciprocally  feature  the  partner  in  the  respective partner's corporate website.

We confirm our recent discussions that persons and procedures required to execute this agreement have either been established or will been established in a timely manner. We also confirm that this document constitutes a framework under which the Parties will begin a partnership relationship and may be subject to change in the future.

Other  Matters

In consideration of this Partnership, as outlined herein, we each agree with the other that we will not disclose any information to any third parties about our respective businesses which may be confidential except as may be required to any of our respective directors, officers, employees or agents as is absolutely necessary in connection with carrying out our respective obligations as detailed in this letter agreement. In addition, neither or us will directly or indirectly use to our own advantage any confidential information of the other party.

While we may decide in the future to negotiate and enter into a more comprehensive agreement or agreements regarding the matters we have discussed herein or future matters, each of us understands and agrees that this Agreement is intended by each of us to create mutual obligations and that we will forthwith proceed to initiate and work toward implementing the matters as we have detailed in this letter agreement; but that these obligations are limited in scope and the successful completion of the obligations is not implied.

We look forward to working with you and building a mutually beneficial relationship.

Yours  truly,

wwbroadcast.net  inc.                      iStreamTV  Inc.


/s/ Kirk  Exner                            /s/ Chip Ruhnke
                                           9/11/00

Kirk  Exner,  President                    Chip  Ruhnke,  President